Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036



             WERNER ENTERPRISES REPORTS RECORD QUARTERLY
              EARNINGS PER SHARE IN SECOND QUARTER 2011

Omaha, Nebraska, July 20, 2011:
------------------------------

     Werner Enterprises, Inc. (NASDAQ: WERN) one of the nation's largest transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2011.

     Summarized financial results for second quarter and year-to-date 2011 compared to the same periods of 2010 are as follows (dollars in thousands, except per share data):

                          2Q11      2Q10    % Change    YTD11     YTD10     % Change
                        --------  --------  --------   --------  --------   --------
Total revenues          $515,897  $463,469       11%   $985,326  $888,544        11%
Trucking revenues, net
 of fuel surcharge      $333,709  $326,518        2%   $650,156  $630,186         3%
Value Added Services
 ("VAS") revenues        $71,227   $65,066        9%   $134,800  $126,466         7%
Operating income         $46,767   $35,546       32%    $74,209   $53,810        38%
Net income               $27,518   $20,930       31%    $43,811   $31,766        38%
Earnings per diluted
 share                     $0.38     $0.29       31%      $0.60     $0.44        37%


     Werner produced continued strong earnings growth of 31% in second quarter 2011 compared to second quarter 2010 despite sluggish freight demand in the first two months of second quarter 2011 compared to strong freight demand throughout second quarter 2010. Freight volumes strengthened in June 2011 from April and May. We continue to believe that favorable truckload trends are caused to a greater degree by industry capacity constraints than economic recovery.

     Our average revenues per total mile increased 3.1% in second quarter 2011 compared to second quarter 2010. Contractual rate increases and a better freight mix were the principal reasons for the rate improvement. We continue to be successful in this tightening capacity environment by working jointly with our customers to secure sustainable transportation solutions across all modes. We remain committed to maintaining our fleet size at approximately 7,300 trucks. We will continue to strengthen and redesign our truckload freight network to optimize and maximize increasing freight opportunities without adding trucks. As a result, we are focused on expanding our operating margin percentage to raise our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio for our customers.

     Capacity in our industry remains constrained by both economic and safety regulatory factors. From 2007 to 2010, the number of new trucks purchased was well below historical replacement levels for our industry.

This led to the oldest average industry truck age in 40 years by the end of 2010. Carriers were compelled to upgrade their aging truck fleets which led to increased replacement purchases of new and later-model used trucks in 2011. However, we do not believe that industry fleet growth is occurring, as some carriers are already struggling to finance the replacement truck upgrade due to the large pricing gap between the significantly increased costs of EPA-complaint new trucks compared to the low value of record-old trucks.

     The most significant safety regulatory changes in our 55-year history are occurring over the next three years. The Compliance Safety Accountability program, proposed changes to the hours of service regulations for commercial truck drivers and the proposed required use of electronic on-board recorders on virtually all trucks are expected to reduce, or have the effect of reducing, industry capacity.

     We continue to diversify our business model with the goal of a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and Logistics (VAS). Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,600 trucks (49% of our total fleet).

     Average diesel fuel prices were $0.97 per gallon higher in second quarter 2011 than in second quarter 2010 and were $0.30 higher than in first quarter 2011. For the first 20 days of July 2011, the average diesel fuel price per gallon was $1.05 higher than the average diesel fuel price per gallon in the same period of 2010 and $0.98 higher than in third quarter 2010. Diesel fuel prices rose rapidly in first quarter 2011 and April 2011 and then began to decline in May 2011. Diesel fuel prices declined in the second half of second quarter 2010 and remained relatively constant during third quarter 2010. When fuel prices rise rapidly, a negative earnings lag occurs because the cost of fuel rises immediately and the market indexes used to determine fuel surcharges increase at a slower pace. In a period of declining fuel prices, we generally experience a temporary favorable earnings effect because the fuel costs decline at a faster pace than the market indexes used to determine fuel surcharges.

     We continued to effectively manage the impact of higher fuel costs by improving our fuel miles per gallon ("mpg") by controlling truck idling and implementing fuel enhancing equipment changes to our fleet. We continue to invest in environmentally friendly and fuel-saving equipment solutions such as aerodynamic trucks, idling reduction systems, tire inflation systems and trailer skirts (including the development of and EPA approval for our own designed "Arrow Shield" trailer skirt) to reduce our fuel gallons purchased and improve our mpg.

     The driver market is increasingly more competitive compared to 2010 and to first quarter 2011. An improving freight market, changing industry safety regulations and reduced financing options for driving school candidates continue to tighten qualified and student driver supply. We expect driver market challenges to increase for the remainder of 2011. We continue to believe our position in the driver market is better than that of many competitors because over 70% of our driving jobs are in more attractive Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

     Gains of sales of equipment were $5.6 million in second quarter 2011 compared to $0.5 million in second quarter 2010 and compared to $4.8 million in first quarter 2011. Our premium used trucks are increasingly more attractive to fleets that want to upgrade their older trucks without incurring the higher cost of new trucks. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     In 2011, we are increasing our purchases of new trucks and new trailers to replace older equipment that we sell or trade. However, we are not growing our fleet. Our net capital expenditures for 2011 are estimated to be $210 to $240 million, compared to net capital expenditures for 2010 of $119 million. During the six months ended June 30, 2011, we reduced the average age of our company truck fleet from 2.8 years to 2.6 years. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest-cost operating model for our customers.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop the non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


Value Added Services
  (amounts in 000's)                    2Q11                 2Q10
--------------------              ----------------     ----------------
Revenues                          $71,227   100.0%     $65,066   100.0%
Rent and purchased
  transportation expense           60,385    84.8       56,033    86.1
                                  -------              -------
Gross margin                       10,842    15.2        9,033    13.9
Other operating expenses            7,123    10.0        6,687    10.3
                                  -------              -------
Operating income                   $3,719     5.2       $2,346     3.6
                                  =======              =======


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


                                 2Q11      2Q10     Difference     % Change
                                -------   -------   ----------     --------
Total VAS shipments              63,671    69,978       (6,307)        (9)%
Less: Non-committed
  shipments to Truckload
  segment                        20,247    26,514       (6,267)       (24)%
                                -------   -------   ----------
Net VAS shipments                43,424    43,464          (40)        (0)%
                                =======   =======   ==========
Average revenue per shipment     $1,531    $1,332         $199          15%
                                =======   =======   ==========


     Brokerage revenues in second quarter 2011 increased 22% compared to second quarter 2010 due to a 12% increase in shipment volume and a 9% increase in the average revenue per shipment. Brokerage gross margin dollars increased 26% as the gross margin percentage improved 44 basis points year-over-year, and operating income increased 47%. Sequentially, the Brokerage gross margin percentage declined to 12.8% in second quarter 2011 from 13.7% in first quarter 2011. Intermodal revenues increased 37% while intermodal gross margins and operating income increased at a higher percentage rate, comparing second quarter 2011 to second quarter 2010. Werner Global Logistics (WGL) revenues declined 8% while operating results improved in second quarter 2011 compared to second quarter 2010. WGL revenues increased 22% sequentially while gross margins and operating income also improved sequentially over first quarter 2011. Several international projects ended during the latter part of second quarter 2010 which caused the year over year revenue decline. Freight Management revenues and the number of shipments declined significantly due to a reduction in customer project business with a specific customer, however the gross margin dollars declined only slightly and operating income dollars increased slightly.

     Comparisons  of  the  operating  ratios  (net  of  fuel   surcharge
revenues) for the Truckload segment and VAS segment for second quarters 2011 and 2010 and year-to-date 2011 and 2010 are shown below.


Operating Ratios                         2Q11       2Q10     Difference
----------------                         -----      -----    ----------
Truckload Transportation Services        86.7%      90.2%        (3.5)%
Value Added Services                     94.8       96.4         (1.6)

                                         YTD11      YTD10    Difference
                                         -----      -----    ----------
Truckload Transportation Services        89.5%      92.6%        (3.1)%
Value Added Services                     94.7       95.7         (1.0)


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for second quarter 2011 and second quarter 2010 are 89.8% and 91.9%, respectively, and for year-to-date 2011 and 2010 are 91.8% and 93.8%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong. We ended the quarter with no debt and $23.5 million of cash.


                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                           (In thousands, except per share amounts)

                                          Quarter      % of       Quarter     % of
                                           Ended     Operating     Ended    Operating
                                          6/30/11     Revenues    6/30/10    Revenues
                                         --------    ---------   --------   ---------
Operating revenues                       $515,897        100.0   $463,469       100.0
                                         --------    ---------   --------   ---------

Operating expenses:
   Salaries, wages and benefits           135,265         26.2    134,303        29.0
   Fuel                                   110,502         21.4     78,452        16.9
   Supplies and maintenance                43,085          8.4     39,012         8.4
   Taxes and licenses                      23,414          4.5     23,560         5.1
   Insurance and claims                    16,531          3.2     18,869         4.1
   Depreciation                            39,246          7.6     37,471         8.1
   Rent and purchased transportation       98,605         19.1     91,881        19.8
   Communications and utilities             3,843          0.8      3,494         0.7
   Other                                   (1,361)        (0.3)       881         0.2
                                         --------    ---------   --------   ---------
      Total operating expenses            469,130         90.9    427,923        92.3
                                         --------    ---------   --------   ---------
Operating income                           46,767          9.1     35,546         7.7
                                         --------    ---------   --------   ---------

Other expense (income):
   Interest expense                            10          0.0          3         0.0
   Interest income                           (345)        (0.1)      (355)       (0.0)
   Other                                      263          0.1        (33)       (0.0)
                                         --------    ---------   --------   ---------
      Total other expense(income)             (72)        (0.0)      (385)       (0.0)
                                         --------    ---------   --------   ---------

Income before income taxes                 46,839          9.1     35,931         7.7
Income taxes                               19,321          3.8     15,001         3.2
                                         --------    ---------   --------   ---------
Net income                                $27,518          5.3    $20,930         4.5
                                         ========    =========   ========   =========

Diluted shares outstanding                 73,239                  72,767
					 ========		 ========
Diluted earnings per share                  $0.38                   $0.29
					 ========		 ========



                                                       OPERATING STATISTICS
                                             Quarter Ended              Quarter Ended
                                                6/30/11      % Change      6/30/10
                                             -------------   --------   -------------
Trucking revenues, net of fuel surcharge (1)      $333,709       2.2%        $326,518
Trucking fuel surcharge revenues (1)               103,187      55.8%          66,245
Non-trucking revenues, including VAS (1)            74,240      11.1%          66,842
Other operating revenues (1)                         4,761      23.2%           3,864
                                             -------------              -------------
     Operating revenues (1)                       $515,897      11.3%        $463,469
                                             =============              =============

Average monthly miles per tractor                   10,059      -1.6%          10,222
Average revenues per total mile (2)                 $1.516       3.1%          $1.470
Average revenues per loaded mile (2)                $1.719       3.6%          $1.660
Average percentage of empty miles                    11.80%      3.1%           11.45%
Average trip length in miles (loaded)                  441      -2.4%             452
Total miles (loaded and empty) (1)                 220,142      -0.9%         222,139
Average tractors in service                          7,295       0.7%           7,244
Average revenues per tractor per week (2)           $3,519       1.5%          $3,467
Capital expenditures, net (1)                      $85,886                    $41,441
Cash flow from operations (1)                      $63,230                    $46,454
Return on assets (annualized)                          9.1%                       6.9%
Total tractors (at quarter end)
     Company                                         6,675                      6,515
     Independent contractor                            625                        695
                                             -------------              -------------
          Total tractors                             7,300                      7,210

Total trailers (truck and intermodal,
  quarter end)                                      23,320                     23,900


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                   INCOME STATEMENT DATA
                                                        (Unaudited)
                                          (In thousands, except per share amounts)

                                        Six Months      % of    Six Months     % of
                                           Ended     Operating     Ended     Operating
                                          6/30/11     Revenues    6/30/10    Revenues
                                        ----------   ---------  ----------  ---------
Operating revenues                        $985,326       100.0    $888,544      100.0
                                        ----------   ---------  ----------  ---------

Operating expenses:
   Salaries, wages and benefits            268,128        27.2     262,637       29.6
   Fuel                                    208,433        21.2     152,333       17.1
   Supplies and maintenance                 84,274         8.6      76,688        8.6
   Taxes and licenses                       46,440         4.7      47,017        5.3
   Insurance and claims                     34,591         3.5      35,707        4.0
   Depreciation                             78,964         8.0      75,756        8.5
   Rent and purchased transportation       187,102        19.0     176,566       19.9
   Communications and utilities              7,766         0.8       7,243        0.8
   Other                                    (4,581)       (0.5)        787        0.1
                                        ----------   ---------  ----------  ---------
      Total operating expenses             911,117        92.5     834,734       93.9
                                        ----------   ---------  ----------  ---------
Operating income                            74,209         7.5      53,810        6.1
                                        ----------   ---------  ----------  ---------

Other expense (income):
   Interest expense                             38         0.0          12        0.0
   Interest income                            (690)       (0.0)       (692)      (0.0)
   Other                                       289         0.0         (44)      (0.0)
                                        ----------   ---------  ----------  ---------
      Total other expense (income)            (363)       (0.0)       (724)      (0.0)
                                        ----------   ---------  ----------  ---------

Income before income taxes                  74,572         7.5      54,534        6.1
Income taxes                                30,761         3.1      22,768        2.5
                                        ----------   ---------  ----------  ---------
Net income                                 $43,811         4.4     $31,766        3.6
                                        ==========   =========  ==========  =========

Diluted shares outstanding                  73,190                  72,658
                                        ==========              ==========
Diluted earnings per share                   $0.60                   $0.44
                                        ==========              ==========


                                                        OPERATING STATISTICS
                                                   YTD 11     % Change     YTD 10
                                                  --------    --------    --------
Trucking revenues, net of fuel surcharge (1)      $650,156        3.2%    $630,186
Trucking fuel surcharge revenues (1)               186,460       53.7%     121,304
Non-trucking revenues, including VAS (1)           140,405        8.0%     130,030
Other operating revenues (1)                         8,305       18.2%       7,024
                                                  --------                --------
     Operating revenues (1)                       $985,326       10.9%    $888,544
                                                  ========                ========

Average monthly miles per tractor                    9,882       -1.1%       9,996
Average revenues per total mile (2)                 $1.509        3.8%      $1.454
Average revenues per loaded mile (2)                $1.706        3.7%      $1.645
Average percentage of empty miles                    11.54%      -0.7%       11.62%
Average trip length in miles (loaded)                  446       -1.8%         454
Total miles (loaded and empty) (1)                 430,776       -0.6%     433,454
Average tractors in service                          7,265        0.5%       7,227
Average revenues per tractor per week (2)           $3,442        2.7%      $3,353
Capital expenditures, net (1)                     $105,940                 $52,315
Cash flow from operations (1)                     $117,030                $111,416
Return on assets (annualized)                          7.4%                    5.3%
Total tractors (at quarter end)
     Company                                         6,675                   6,515
     Independent contractor                            625                     695
                                                  --------                --------
          Total tractors                             7,300                   7,210

Total trailers (truck and intermodal,               23,320                  23,900
  quarter end)


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                                 BALANCE SHEET DATA
                                                        (In thousands, except share amounts)



                                                          6/30/11                  12/31/10
                                                        -----------               ----------
                                                        (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                $23,483                  $13,966
   Accounts receivable, trade, less allowance of
    $10,156 and $9,484, respectively                        213,250                  190,264
   Other receivables                                         10,585                   10,431
   Inventories and supplies                                  24,973                   16,868
   Prepaid taxes, licenses and permits                        7,298                   14,934
   Current deferred income taxes                             29,084                   27,829
   Other current assets                                      26,204                   23,407
                                                        -----------               ----------
      Total current assets                                  334,877                  297,699
                                                        -----------               ----------

Property and equipment                                    1,577,067                1,549,637
Less - accumulated depreciation                             701,289                  708,582
                                                        -----------               ----------
      Property and equipment, net                           875,778                  841,055
                                                        -----------               ----------

Other non-current assets                                     12,480                   12,798
                                                        -----------               ----------
                                                         $1,223,135               $1,151,552
                                                        ===========               ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                         $66,046                  $57,708
   Insurance and claims accruals                             65,609                   71,857
   Accrued payroll                                           21,084                   18,838
   Other current liabilities                                 17,203                   20,037
                                                        -----------               ----------
      Total current liabilities                             169,942                  168,440
                                                        -----------               ----------


Other long-term liabilities                                  10,907                   10,380

Insurance and claims accruals, net of current portion       117,750                  113,250

Deferred income taxes                                       214,302                  190,507

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000 shares
    authorized; 80,533,536 shares issued; 72,805,115
    and 72,644,998 shares outstanding, respectively             805                      805
   Paid-in capital                                           93,029                   91,872
   Retained earnings                                        764,748                  728,216
   Accumulated other comprehensive loss                      (2,696)                  (3,420)
   Treasury stock, at cost; 7,728,421 and 7,888,538
    shares, respectively                                   (145,652)                (148,498)
                                                        -----------               ----------
      Total stockholders' equity                            710,234                  668,975
                                                        -----------               ----------
                                                         $1,223,135               $1,151,552
                                                        ===========               ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and local van; expedited; temperature-controlled; and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.